Exhibit 99.1

Contact:
Jorge Almeida
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports Second Quarter 2026 Results
Second Quarter 2026 Highlights
•Net earnings per diluted share of $1.24 ($1.31 excluding mark-to-market losses on technology investments)
•Net earnings of $305 million
•New orders decreased 4% year over year to 21,749 homes
•Backlog of 16,818 homes with a dollar value of $6.6 billion
•Deliveries increased 2% year over year to 20,519 homes
•Total revenues of $7.9 billion
•Homebuilding operating earnings of $489 million
◦Gross margin on home sales of 15.6%
◦S,G&A expenses as a % of revenues from home sales of 9.2%
◦Net margin on home sales of 6.4%
•Financial Services operating earnings of $100 million
•Multifamily operating earnings of $18 million
•Lennar Other operating loss of $39 million
•Homebuilding cash and cash equivalents of $1.8 billion
•No outstanding borrowings under the Company's $3.1 billion revolving credit facility
•Homebuilding debt to total capital of 15.8%
•Repurchased 5 million shares of Lennar common stock for $447 million
•Redeemed $400 million of 5.25% senior notes due in June 2026, subsequent to May 31, 2026
(more)

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Miami, June 11, 2026 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its second quarter ended May 31, 2026. Second quarter net earnings attributable to Lennar in 2026 were $305 million, or $1.24 per diluted share, compared to second quarter net earnings attributable to Lennar in 2025 of $477 million, or $1.81 per diluted share. Excluding pretax mark-to-market losses of $23 million and $29 million on technology investments, respectively, second quarter net earnings attributable to Lennar in 2026 were $322 million, or $1.31 per diluted share compared to $499 million or $1.90 per diluted share in the second quarter of 2025.
Stuart Miller, Executive Chairman, Chief Executive Officer and President of Lennar, said, "Our second quarter of fiscal year 2026 was defined by the same stubborn headwinds that have challenged the housing market for the past several years – persistently elevated mortgage rates, constrained affordability, and cautious consumer sentiment, exacerbated by geopolitical uncertainty creating a resurgent inflation reading of 4.2% driven by higher energy prices. Against that backdrop, our team delivered results that demonstrate the strength and resilience of our operating platform.
"We delivered 20,519 homes, within our guidance of 20,000 to 21,000, generated 21,749 new orders and produced earnings per share of $1.31 excluding mark-to-market losses. Our average sales price was $371,000, reflecting approximately 12.9% in incentives, along with base price adjustments necessary to sustain volume in a market where affordability remains the defining constant. Our gross margin improved sequentially to 15.6% while our net margin increased to 6.4%."
"Our continued focus on operational execution is reflected across numerous key metrics. Our construction costs improved another 2% sequentially and 13% over the last several years. Our cycle time reached a new record low of 121 days, down from 122 days last quarter and 132 days a year ago. We reduced our inventory to 2.1 homes per community from 3 homes per community last quarter, and our inventory turn stands at 2.5 times. Less than 5% of our land is on our balance sheet and our total owned homebuilding inventory has declined from $11.4 billion a year ago to $10.9 billion today. Finally, we ended the quarter with $1.8 billion in cash as we purchased 5 million shares of stock for $447 million.”
"Looking ahead to the third quarter of 2026, we expect to deliver approximately 20,500 to 21,500 homes with gross margin improving to approximately 16% as volume increases, incentive levels continue to moderate, and our cost discipline continues to gain traction. We expect our average sales price to be in the range of approximately $375,000 to $380,000 and our SG&A to improve toward 8.8% to 9.0%. Given current pressure on interest rates and geopolitical uncertainty we are moderating our target full-year 2026 deliveries to approximately 82,000 to 83,000 homes."
"In order to help clearly communicate our operating strategy and operating model, we are pleased to announce the publication of a new Investor Deck on the Lennar Investor Relations website tomorrow morning. This deck has been designed to give investors a current view of Lennar's transformation, our asset-light operating model, our technology platform, and our path to margin recovery and long-term value creation. We believe it provides important context for understanding not just where we are today, but where we are going, and why we remain so confident about Lennar's long-term position."

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Mr. Miller concluded, "Our strategy consistently has been to execute around the affordability challenge rather than wait it out. We have prioritized volume to create durable scale advantages, to deliver that volume at lower prices, and ultimately improve margins. Our costs are down materially over the past two years, volume is holding, our asset-light balance sheet is functioning extremely well and improving, and our technology initiatives are defining a new Lennar. Additionally, the gap between our current incentive levels of 12.9% and normalized levels of 4% to 6% is narrowing for the first time in three years as the mismatch between higher home prices with higher interest rates and household income is narrowing, as wages drift higher and employment remains strong. The fundamental shortage of housing in America has not been solved. Demand is real, deferred, and building. Lennar is positioned better than at any point in recent history to capture demand as conditions normalize. We remain deeply committed to building the homes America needs, at prices families can afford, and to generating the returns our shareholders deserve."

RESULTS OF OPERATIONS
SECOND QUARTER 2026 COMPARED TO SECOND QUARTER 2025
Homebuilding
Revenues from home sales decreased 2% in the second quarter of 2026 to $7.6 billion from $7.8 billion in the second quarter of 2025. Revenues were lower primarily due to a 5% decrease in the average sales price of homes delivered, partially offset by a 2% increase in the number of home deliveries. New home deliveries were 20,519 homes in the second quarter of 2026, compared to 20,131 homes in the second quarter of 2025. The average sales price of homes delivered was $371,000 in the second quarter of 2026, compared to $389,000 in the second quarter of 2025. The decrease in average sales price of homes delivered in the second quarter of 2026 compared to the same period last year was primarily due to continued weakness in the market.
Gross margins on home sales were $1.2 billion, or 15.6%, in the second quarter of 2026, compared to $1.4 billion, or 17.8%, in the second quarter of 2025. During the second quarter of 2026, gross margins decreased primarily due to lower revenue per square foot and higher land costs year over year, which were partially offset by a decrease in construction costs, reflecting the Company's continued focus on cost-saving initiatives.
Selling, general and administrative expenses were $698 million in the second quarter of 2026, compared to $689 million in the second quarter of 2025. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 9.2% in the second quarter of 2026, from 8.8% in the second quarter of 2025, primarily due to less leverage as a result of lower revenues and an increase in marketing and selling expenses.
Financial Services
Operating earnings for the Financial Services segment were $100 million in the second quarter of 2026, compared to $157 million in the second quarter of 2025, both amounts are net of noncontrolling interest. The decrease in operating earnings was primarily due to lower profit per locked loan in the mortgage business.

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Ancillary Businesses
Operating earnings for the Multifamily segment were $18 million in the second quarter of 2026, compared to an operating loss of $15 million in the second quarter of 2025. Operating loss for the Lennar Other segment was $39 million in the second quarter of 2026, compared to an operating loss of $53 million in the second quarter of 2025. The Lennar Other operating loss for both second quarters of 2026 and 2025 was primarily driven by mark-to-market losses of $23 million and $29 million, respectively, on the Company's technology investments.
Tax Rate
In the second quarter of 2026 and 2025, the Company had tax provisions of $105 million and $160 million, which resulted in an overall effective income tax rate of 25.6% and 25.1%, respectively. For both periods, the Company's effective income tax rate included state income tax expense and non-deductible executive compensation, partially offset by tax credits.
Share Repurchases
In the second quarter of 2026, the Company repurchased 5 million shares of its common stock for $447 million at an average share price of $89.35.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the third quarter of 2026:

New Orders	21,000 - 22,000
Deliveries	20,500 - 21,500
Average Sales Price	$375,000 - $380,000
Gross Margin % on Home Sales	Approximately 16%
SG&A as a % of Home Sales	8.8% - 9.0%
Financial Services Operating Earnings	$95 million - $100 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate, as well as our expected results and guidance. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made.
Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities or own a substantial number of single-family homes for rent; decreased demand for our homes, either for sale or for rent, or Multifamily rental apartments; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased or continued high interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials and labor; changes in trade policy affecting our business, including new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties that may impact the cost of raw materials and other goods related to our homebuilding businesses; changes in U.S. and foreign governmental laws, regulations and policies, including retaliatory policies against the United States, that may impact our business operations; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings or the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land light strategy; problems exercising options to purchase homesites; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits and pre-acquisition costs on real estate related to land purchase options we decide not to exercise; the potential negative impact to our business from public health issues; labor shortages and/or a decrease in the number of potential homebuyers due to increased enforcement of restrictions on immigration; possible unfavorable outcomes in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business; and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed on January 28, 2026 and Quarterly Reports on Form 10-Q.
We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Friday, June 12, 2026. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1938 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2026	2025	2026	2025
Revenues:
Homebuilding	$7,616,314	7,843,862	13,914,877	15,127,732
Financial Services	236,939	298,098	452,494	575,175
Multifamily	63,564	230,305	146,063	293,501
Lennar Other	23,055	5,237	45,914	12,639
Total revenues	$7,939,872	8,377,502	14,559,348	16,009,047

Homebuilding operating earnings	$489,371	728,234	862,399	1,537,507
Financial Services operating earnings	101,103	157,280	192,416	300,763
Multifamily operating earnings (loss)	18,325	(14,754)	36,184	(14,777)
Lennar Other operating loss	(38,944)	(52,895)	(44,190)	(142,178)
Corporate general and administrative expenses	(136,149)	(155,853)	(293,787)	(303,231)
Charitable foundation contribution	(20,519)	(20,131)	(37,382)	(37,965)
Earnings before income taxes	413,187	641,881	715,640	1,340,119
Provision for income taxes	(105,058)	(160,061)	(174,150)	(329,586)
Net earnings (including net earnings attributable to noncontrolling interests)	308,129	481,820	541,490	1,010,533
Less: Net earnings attributable to noncontrolling interests	3,357	4,371	7,335	13,558
Net earnings attributable to Lennar	$304,772	477,449	534,155	996,975

Basic and diluted average shares outstanding	240,776	260,286	242,607	261,510

Basic and diluted earnings per share	$1.24	1.81	2.17	3.77

Supplemental information:
Interest incurred (1)	$56,881	41,846	111,456	73,335

EBIT (2):
Net earnings attributable to Lennar	$304,772	477,449	534,155	996,975
Provision for income taxes	105,058	160,061	174,150	329,586
Interest expense included in:
Costs of homes and land sold	52,574	33,525	91,448	61,775
Homebuilding other income, net	2,710	3,655	5,823	7,051
Total interest expense	55,284	37,180	97,271	68,826
EBIT	$465,114	674,690	805,576	1,395,387
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2026	2025	2026	2025
Homebuilding revenues:
Sales of homes	$7,595,039	7,788,275	13,867,961	15,028,821
Sales of land	12,401	43,195	27,559	78,521
Other homebuilding	8,874	12,392	19,357	20,390
Total homebuilding revenues	7,616,314	7,843,862	13,914,877	15,127,732

Homebuilding costs and expenses:
Costs of homes sold	6,412,619	6,402,532	11,734,233	12,290,676
Costs of land sold	21,544	56,173	52,855	92,250
Selling, general and administrative	698,395	688,847	1,315,890	1,304,586
Total homebuilding costs and expenses	7,132,558	7,147,552	13,102,978	13,687,512
Homebuilding net margins	483,756	696,310	811,899	1,440,220
Homebuilding equity in earnings from unconsolidated entities	2,670	17,716	40,851	52,720
Homebuilding other income, net	2,945	14,208	9,649	44,567
Homebuilding operating earnings	$489,371	728,234	862,399	1,537,507

Financial Services revenues	$236,939	298,098	452,494	575,175
Financial Services costs and expenses	135,836	140,818	260,078	274,412
Financial Services operating earnings	$101,103	157,280	192,416	300,763

Multifamily revenues	$63,564	230,305	146,063	293,501
Multifamily costs and expenses	72,788	254,677	163,216	328,053
Multifamily equity in earnings from unconsolidated entities and other income, net	27,549	9,618	53,337	19,775
Multifamily operating earnings (loss)	$18,325	(14,754)	36,184	(14,777)

Lennar Other revenues	$23,055	5,237	45,914	12,639
Lennar Other costs and expenses	43,726	30,025	87,410	53,589
Lennar Other equity in earnings (loss) from unconsolidated entities and other	4,979	1,333	5,720	(9,285)
Lennar Other losses from technology investments	(23,252)	(29,440)	(8,414)	(91,943)
Lennar Other operating loss	$(38,944)	(52,895)	(44,190)	(142,178)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey and Pennsylvania
Central: Alabama, Georgia, Illinois, Indiana, Maryland/Virginia, Minnesota, North Carolina, South Carolina and Tennessee
South Central: Arkansas, Kansas, Oklahoma and Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	Three Months Ended May 31,
	2026	2025	2026	2025	2026	2025
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,761	4,742	$1,757,118	1,766,459	$369,000	373,000
Central	4,606	4,538	1,662,594	1,743,304	361,000	384,000
South Central	6,286	6,174	1,463,140	1,505,750	233,000	244,000
West	4,863	4,669	2,758,154	2,818,980	567,000	604,000
Other	3	8	1,897	4,834	632,000	604,000
Total	20,519	20,131	$7,642,903	7,839,327	$371,000	389,000
Of the total homes delivered listed above, 73 homes with a dollar value of $48 million and an average sales price of $656,000 represent homes from unconsolidated entities for the three months ended May 31, 2026, compared to 113 homes with a dollar value of $51 million and an average sales price of $452,000 for the three months ended May 31, 2025.

	As of May 31,		Three Months Ended May 31,
	2026	2025	2026	2025	2026	2025	2026	2025
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	346	340	5,064	5,604	$1,929,424	1,978,078	$381,000	353,000
Central	462	443	5,218	5,266	1,896,583	1,987,955	363,000	378,000
South Central	433	391	6,293	6,626	1,475,500	1,607,319	234,000	243,000
West	441	441	5,173	5,098	2,906,234	2,997,528	562,000	588,000
Other	1	2	1	7	668	4,383	668,000	626,000
Total	1,683	1,617	21,749	22,601	$8,208,409	8,575,263	$377,000	379,000
Of the total new orders listed above, 57 homes with a dollar value of $31 million and an average sales price of $542,000 represent homes in five active communities from unconsolidated entities for the three months ended May 31, 2026, compared to 141 homes with a dollar value of $70 million and an average sales price of $495,000 in 10 active communities for the three months ended May 31, 2025.

	Six Months Ended May 31,
	2026	2025	2026	2025	2026	2025
Deliveries:	Homes		Dollar Value		Average Sales Price
East	8,911	9,126	$3,341,069	3,462,701	$375,000	379,000
Central	8,407	8,494	3,007,627	3,273,497	358,000	385,000
South Central	11,325	10,904	2,623,320	2,666,273	232,000	245,000
West	8,731	9,425	5,009,901	5,707,665	574,000	606,000
Other	8	16	5,780	10,720	723,000	670,000
Total	37,382	37,965	$13,987,697	15,120,856	$374,000	398,000
Of the total homes delivered listed above, 157 homes with a dollar value of $120 million and an average sales price of $763,000 represent homes from unconsolidated entities for the six months ended May 31, 2026, compared to 193 homes with a dollar value of $92 million and an average sales price of $477,000 for the six months ended May 31, 2025.

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	Six Months Ended May 31,
	2026	2025	2026	2025	2026	2025
New Orders:	Homes		Dollar Value		Average Sales Price
East	9,544	9,667	$3,641,071	3,539,940	$382,000	366,000
Central	9,810	9,816	3,532,795	3,788,150	360,000	386,000
South Central	11,298	11,547	2,639,114	2,780,180	234,000	241,000
West	9,604	9,909	5,529,034	5,886,178	576,000	594,000
Other	8	17	5,781	11,547	723,000	679,000
Total	40,264	40,956	$15,347,795	16,005,995	$381,000	391,000
Of the total new orders listed above, 128 homes with a dollar value of $62 million and an average sales price of $485,000 represent homes from unconsolidated entities for the six months ended May 31, 2026, compared to 242 homes with a dollar value of $130 million and an average sales price of $536,000 for the six months ended May 31, 2025.

	At May 31,
	2026	2025	2026	2025	2026	2025
Backlog:	Homes		Dollar Value		Average Sales Price
East	5,455	3,900	$2,069,490	1,562,457	$379,000	401,000
Central	4,875	4,706	1,797,844	1,905,125	369,000	405,000
South Central	3,018	3,430	671,772	815,681	223,000	238,000
West	3,470	3,500	2,067,167	2,200,051	596,000	629,000
Other	—	2	—	1,176	—	588,000
Total	16,818	15,538	$6,606,273	6,484,490	$393,000	417,000
Of the total homes in backlog listed above, 50 homes with a backlog dollar value of $28 million and an average sales price of $568,000 represent the backlog from unconsolidated entities at May 31, 2026, compared to 128 homes with a backlog dollar value of $101 million and an average sales price of $792,000 at May 31, 2025.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	May 31, 2026	November 30, 2025
ASSETS
Homebuilding:
Cash and cash equivalents	$1,816,248	3,441,324
Restricted cash	29,204	25,930
Receivables, net	978,796	1,002,629
Inventories:
Finished homes and construction in progress	10,093,878	8,822,271
Land and land under development	801,156	1,098,961
Inventory owned	10,895,034	9,921,232
Consolidated inventory not owned	1,488,684	1,696,401
Inventory owned and consolidated inventory not owned	12,383,718	11,617,633
Deposits and pre-acquisition costs on real estate	7,061,935	6,383,633
Investments in unconsolidated entities	1,478,719	1,545,370
Goodwill	3,442,359	3,442,359
Other assets	1,785,201	1,794,378
	28,976,180	29,253,256
Financial Services	3,123,509	3,377,413
Multifamily	801,356	902,136
Lennar Other	800,410	897,632
Total assets	$33,701,455	34,430,437

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,784,916	1,812,484
Liabilities related to consolidated inventory not owned	1,312,689	1,476,376
Senior notes and other debts payable, net	4,047,487	4,084,686
Other liabilities	2,470,608	2,691,876
	9,615,700	10,065,422
Financial Services	2,151,670	2,010,598
Multifamily	76,768	113,361
Lennar Other	91,591	100,447
Total liabilities	11,935,729	12,289,828

Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	26,309	26,158
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	6,020,306	5,909,726
Retained earnings	22,759,089	22,471,471
Treasury stock	(7,194,402)	(6,457,609)
Accumulated other comprehensive income	5,676	6,011
Total stockholders’ equity	21,620,638	21,959,417
Noncontrolling interests	145,088	181,192
Total equity	21,765,726	22,140,609
Total liabilities and equity	$33,701,455	34,430,437

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31, 2026	November 30, 2025	May 31, 2025
Homebuilding debt	$4,047,487	4,084,686	2,791,987
Stockholders' equity	21,620,638	21,959,417	22,579,080
Total capital	$25,668,125	26,044,103	25,371,067
Homebuilding debt to total capital	15.8%	15.7%	11.0%

Homebuilding debt	$4,047,487	4,084,686	2,791,987
Less: Homebuilding cash and cash equivalents	1,816,248	3,441,324	1,168,143
Net homebuilding debt	$2,231,239	643,362	1,623,844
Net homebuilding debt to total capital (1)	9.4%	2.8%	6.7%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.